CONSENT OF INDEPENDENT AUDITORS


We have previously issued our reports dated June 28, 2000 and May 28, 1999, except for note 1 which is as of June 25, 1999, on the consolidated financial statements of Aqua Clara Bottling & Distribution, Inc. and Subsidiary. Our reports covered the balance sheets of Aqua Clara Bottling & Distribution, Inc. and Subsidiary as of April 1, 2000 and April 3, 1999 and the related statements of operations, cash flows and changes in stockholders' equity for the years ended April 1, 2000 and April 3, 1999. We hereby consent to the incorporation of the reports referred to above in the Registration Statement on Form S-1/A being filed with the Securities and Exchange Commission by Aqua Clara Bottling & Distribution, Inc. and Subsidiary.

TEDDER, JAMES, WORDEN & ASSOCIATES, P.A.
Orlando, Florida
September __, 2000